Exhibit (m)(6)

Amendment to Distribution and Service Agreement

WHEREAS, Fidelity Distributors Corporation ("Distributors"), a Massachusetts corporation with principal offices at 82 Devonshire Street, Boston, Massachusetts 02109, has entered into a Distribution and Service Agent Agreement (the "Agreement,") dated May, 2001, with Capital Management of the Carolinas, LLC ("CMC"), a North Carolina limited liability corporation with its principal place of business at 1520 South Boulevard, Suite 230, Charlotte, NC 28203, to provide certain distribution and shareholder services with respect to the shares of The North Carolina Capital Management Trust Cash Portfolio (the "Portfolio");

Now, therefore, representatives of CMC and Distributors have agreed to add the following amended terms as Paragraph 2(a) of the Agreement:

2(a). CMC agrees to comply with its obligations under applicable anti-money laundering ("AML") laws and regulations, including but not limited to its obligations under the United States Bank Secrecy Act, as amended, and the regulations and official guidance thereunder. CMC agrees to assist Distributors and the Portfolios in complying with our and their obligations under applicable AML laws and regulations. Such assistance shall include but not be limited to filing suspicious activity reports, performing any legally required due diligence, collecting and retaining legally required customer information, verifying customer identity and sharing information about suspected money laundering or terrorist activity. Distributors reserves the right, at our discretion, to verify CMC's compliance with this section by, for example, reviewing CMC's AML program. CMC agrees to undertake inquiry and due diligence regarding the customers to whom it offers and/or sells Portfolio shares or on whose behalf CMC purchases Portfolio shares, and to determine that, to CMC's knowledge, no such customers are individuals or entities or are in countries or territories identified on the lists administered by the Office of Foreign Assets Control or a similar list of sanctioned or prohibited persons or places maintained by a US governmental or regulatory body.

This amendment shall be effective as of July 15, 2003.

Except as expressly set forth herein, all terms and conditions of the Agreement shall remain unchanged and in full force and effect.

Agreement with this amendment is signified by CMC and Distributors by authorized signature below.

Capital Management of the Carolinas, LLC

By: /s/ J. Calvin Rivers, Jr.

Name: J. Calvin Rivers, Jr.

Title: President

Fidelity Distributors Corporation

By: /s/ Eric Roiter

Name: Eric Roiter

Title: Secretary